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               [LETTER HEAD OF BOWLES RICE MCDAVID GRAFF & LOVE]

                               February 19, 1996



Mr. Richard M. Adams
United Bankshares, Inc.
514 Market Street
Post Office Box 1508
Parkersburg, West Virginia  26102-1508

Mr. J. Christopher Thomas
President
Eagle Bancorp, Inc.
First Empire Federal Savings & Loan Association
227 Capitol Street
Post Office Box 233
Charleston, West Virginia  25321

Gentlemen:

          You have requested our opinion on certain federal income tax consequences relating to the merger of Eagle Bancorp, Inc. ("Eagle") with and into United Bankshares, Inc. ("United") and the merger of First Empire Savings and Loan Association ("Empire") with and into United National Bank ("Bank").

          The relevant facts concerning the mergers are set forth in the Agreement and Plan of Merger executed by the above parties. A description of the transaction set forth therein is incorporated herein reference.

                                REPRESENTATIONS
                                ---------------

          In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations concerning the proposed merger of Eagle with and into
United:

          (1) The merger will constitute a valid statutory merger under the applicable laws of West Virginia and Delaware.


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                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 2
February 19, 1996


          (2) The fair market value of United Common Stock received by each Eagle shareholder will be approximately equal to the fair market value of the Eagle common stock surrendered in the exchange.

          (3) There is no plan or intention by the shareholders of Eagle who own 5% or more of the Eagle common stock, and, to the best of the knowledge of the management of United and Eagle, there is no plan or intention on the part of the remaining Eagle shareholders to sell, exchange or otherwise dispose of a number of shares of United Common Stock received in the merger that would reduce the Eagle shareholders' ownership of United Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding common stock of Eagle as of the same date. For purposes of this representation shares of Eagle common stock exchanged for cash or other property, if any, or exchanged for cash in lieu of fractional shares of United Common Stock will be treated as outstanding Eagle common stock on the date of the transaction. Shares of Eagle common stock and shares of United Common Stock held by Eagle shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered stock exchanged pursuant to the merger.

          (4) In the merger, United will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Eagle immediately prior to the merger. For purposes of this representation, amounts paid by Eagle to shareholders who received cash or other property, if any, Eagle assets used by Eagle to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Eagle immediately preceding the transfer, will be included as assets of Eagle immediately prior to the transaction.

          (5) United has no plan or intention to sell or otherwise dispose of any of the assets of Eagle acquired in the merger, including United Common Stock acquired by Eagle pursuant to the merger, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(C).

          (6) Following the merger, United will continue the historic business of Eagle or use a significant portion of Eagle's business assets in a business.

          (7) United has no plan or intention to reacquire any of its stock issued in the merger.


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                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 3
February 19, 1996

          (8) The liabilities of Eagle assumed by United and the liabilities to which the transferred assets of Eagle are subject were incurred by Eagle in the ordinary course of business.

          (9) There is no intercorporate indebtedness existing between United and Eagle that was issued, acquired or will be settled at a discount.

          (10) Eagle is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (11) The fair market value of the assets of Eagle transferred to United will equal or exceed the sum of the liabilities assumed by United, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (12) United, Eagle, and any shareholder thereof will pay their respective expenses, if any, incurred in connection with the merger.

          (13) Neither United or Eagle are investment companies, as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

          (14) No stock of Eagle will be issued in the transaction.

          (15) The payment of cash to Eagle shareholders in lieu of fractional shares of United Common Stock is not separately bargained for consideration and is solely for the purpose of saving United the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the Eagle shareholders instead of issuing fractional shares of United Common Stock will not exceed 1% of the total consideration to be issued in the transaction to Eagle shareholders in exchange for their shares of Eagle common stock. The fractional share interests of each Eagle shareholder will be aggregated and no Eagle shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of United Common Stock.

          (16) None of the compensation received by any shareholder-employees of Eagle will be separate consideration for, or allocable to, any of their shares of Eagle stock; none of the shares of United Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any


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                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 4
February 19, 1996

shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          In addition to the general statement of facts set forth in the Registration Statement and exhibits attached thereto, you have made the following representations concerning the proposed merger of Empire with and into
Bank:

          (1) The merger will constitute a valid statutory merger under the applicable laws of the United States.

          (2) The fair market value of Bank Common Stock received by each Empire shareholder will be approximately equal to the fair market value of the Empire common stock surrendered in the exchange.

          (3) There is no plan or intention by the shareholders of Empire who own 5% or more of the Empire common stock, and, to the best of the knowledge of the management of Bank and Empire, there is no plan or intention on the part of the remaining Empire shareholders to sell, exchange or otherwise dispose of a number of shares of Bank Common Stock received in the merger that would reduce the Empire shareholders' ownership of Bank Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding common stock of Empire as of the same date. For purposes of this representation shares of Empire common stock exchanged for cash or other property, if any, or exchanged for cash in lieu of fractional shares of Bank Common Stock will be treated as outstanding Empire common stock on the date of the transaction. Shares of Empire common stock and shares of Bank Common Stock held by Empire shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered stock exchanged pursuant to the merger.

          (4) In the merger, Bank will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Empire immediately prior to the merger. For purposes of this representation, amounts paid by Empire to shareholders who received cash or other property, if any, Empire assets used by Empire to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Empire immediately preceding the transfer, will be included as assets of Empire immediately prior to the transaction.

                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 5
February 19, 1996

          (5) Bank has no plan or intention to sell or otherwise dispose of any of the assets of Empire acquired in the merger, including Bank Common Stock acquired by Empire pursuant to the merger, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(C).

          (6) Following the merger, Bank will continue the historic business of Empire or use a significant portion of Empire's business assets in a business.

          (7) Bank has no plan or intention to reacquire any of its stock issued in the merger.

          (8) The liabilities of Empire assumed by Bank and the liabilities to which the transferred assets of Empire are subject were incurred by Empire in the ordinary course of business.

          (9) There is no intercorporate indebtedness existing between Bank and Empire that was issued, acquired or will be settled at a discount.

          (10) Empire is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

          (11) The fair market value of the assets of Empire transferred to Bank will equal or exceed the sum of the liabilities assumed by Bank, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (12) Bank, Empire, and any shareholder thereof will pay their respective expenses, if any, incurred in connection with the merger.

          (13) Neither Bank or Empire are investment companies, as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

          (14) No stock of Empire will be issued in the transaction.

          (15) The payment of cash to Empire shareholders in lieu of fractional shares of Bank Common Stock is not separately bargained for consideration and is solely for the purpose of saving Bank the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the Empire shareholders instead of issuing fractional


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                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 6
February 19, 1996

shares of Bank Common Stock will not exceed 1% of the total consideration to be issued in the transaction to Empire shareholders in exchange for their shares of Empire common stock. The fractional share interests of each Empire shareholder will be aggregated and no Empire shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of Bank Common Stock.

          (16) None of the compensation received by any shareholder-employees of Empire will be separate consideration for, or allocable to, any of their shares of Empire stock; none of the shares of Bank Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.


                                    OPINION
                                    -------

          Based solely upon the information submitted and on the representations set forth above, we are of the opinion that:

          (a) The statutory merger of Eagle with and into United and the statutory merger of Empire with and into Bank will constitute tax-free reorganizations within the meaning of I.R.C. (S) 368(a)(1)(A).

          (b) A United shareholder who exercises dissenters's rights and consequently received cash for his or her shares may be treated as receiving the cash in redemption of such shares. Such a dissenting shareholder ordinarily will recognize gain or loss equal to the difference between the amount of cash received and such shareholder's basis in the shares, and such gain or loss generally will be a capital gain or loss if the shares are held as a capital asset. The application of constructive ownership rules under section 318 of the Code, under certain circumstances, could result in the entire amount of cash received being taxed as a dividend. Any United shareholder considering the exercise of dissenters' rights is urged to consult his or her tax advisor about the tax consequences of receiving cash as to his or her particular circumstances.

          It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively


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                                  BOWLES RICE
                             MCDAVID GRAFF & LOVE

United Bankshares, Inc.
Eagle Bancorp, Inc.
Page 7
February 19, 1996

applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

          Please note further that Treas. Reg. (Section) 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 and any Amendment thereto (the "Registration Statement") in respect to the shares of United Common Stock to be issued in connection with the merger, and to the reference to this opinion under the caption "The Merger -Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                 Sincerely,

                                 /s/  Bowles Rice McDavid Graff & Love

                                 BOWLES RICE McDAVID GRAFF & LOVE



CHS - 28108